Exhibit 99.1

deCODE genetics Announces Full-year 2004 Financial Results

Advancing clinical development of therapeutics for heart attack, atherosclerosis, asthma-Successfully focusing resources on advancing and expanding drug development pipeline; $198 million in cash and investments at year end

Reykjavik, ICELAND, March 3, 2005 – deCODE genetics (Nasdaq:DCGN) today announced its consolidated financial results for the year ended December 31, 2004. A conference call to discuss the year’s results and recent operating highlights will be webcast live tomorrow, Friday, March 4, at 8:00am EST/1:00 pm GMT (details below).

Revenue for the year ended December 31, 2004 was $42.1 million, versus $46.8 million for the year ended December 31, 2003. This reflects the gradual redeployment of our discovery and product development capabilities from the generation of near-term revenue through service partnerships to the creation of significant longer-term value through the development of new drugs in major indications. At December 31, 2004, the company had $15.9 million in deferred research revenue, which will be recognized over future reporting periods.

Net loss for the year ended December 31, 2004 was $57.3 million, compared to $35.1  million for the year ended December 31, 2003. The principal factors in this increase are higher research and development expense related to the advancement of the company’s drug development programs; lower revenues; costs associated with the service of the company’s senior convertible notes issued in April 2004; and the impact, both realized and unrealized, of foreign exchange fluctuations. Basic and diluted net loss per share was $1.07 for the full year 2004, compared to $0.68 for the full year 2003. At the close of 2004, the company had approximately 54.5 million shares outstanding.

At December 31, 2004, the company had $198.3 million in cash and investments. This amount includes restricted cash, cash equivalents, marketable securities and other investments, and reflects the net proceeds from the company’s $150 million convertible notes issue completed in April 2004. Excluding the net proceeds of this financing, the company’s balance of cash and investments decreased by $20.2 million from the end of 2003.

Cost of  revenue, including collaborative programs, for the year 2004 was $43.4 million, compared to $45.9 million for 2003. These figures reflect the cost of services provided to customers and collaborators, including the entirety of costs incurred in connection with programs that have been partnered and for which we receive research funding.

Research and development expense for proprietary programs, excluding cost of revenue, was $24.9 million for the full year 2004, compared to $17.6 million for the full year 2003. This increase is the result principally of costs associated with the company’s Phase IIa trial of DG031, which is being developed for the prevention of heart attack, and the conclusion of preclinical work for DG041, being developed for the treatment of atherosclerosis of the legs. Our research and development expenses for 2003 also reflect a net benefit of $3.2 million resulting from a reversal of accrued license fees in that year.

Selling, general and administrative expenses for the full year 2004 were $20.2 million, compared to $17.2 million for 2003. This increase is the result principally of higher salary and other employee-related costs including incentives, severance and the recruitment of new staff with expertise in drug development and approvals.

“In the past year we have made a quantum leap in the execution of our strategy to bring to the market new drugs for major indications, pushing forward the clinical development of several programs based upon our expertise in human genetics. Our Phase IIa trial for DG031 showed that DG031 significantly reduces a range of biomarkers of risk of heart attack; it also demonstrates the power of our genetics approach for pointing us directly to the key biological mechanisms of disease. In the coming months we expect to conduct a Phase I trial for DG041 for atherosclerosis, begin a Phase II trial in asthma as part of a co-development program, and launch a Phase III endpoint study for DG031,” said Kari Stefansson, CEO of deCODE.

“Our financial results for the past year demonstrate the efficiency with which we are advancing and broadening our pipeline. We have a business that is effectively helping us to sustain our target discovery and drug development infrastructure, enabling us to deploy our cash resources to their main purpose: bringing breakthrough drugs forward to the market to create major value for the company and its shareholders,” Dr. Stefansson added.

Fourth quarter results

Revenue for the quarter ended December 31, 2004 was $11.2 million, compared to $11.7 million for the same period a year ago. Cost of revenue, including collaborative programs increased to $11.5 million for the fourth quarter 2004 from $10.3 million for the fourth quarter 2003. Research and development expenses for proprietary programs increased to $8.7 million for the fourth quarter 2004 from $5.8 million for the same period in 2003, mainly as a result of costs associated with the advancement of the clinical development of DG031 and DG041. For the fourth quarter of 2004, selling, general and administrative expenses were $6.0 million versus $5.1 million for the 2003 period. Other non-operating expense increased to $2.4 million for the fourth quarter 2004 from $0.4 million for the fourth quarter 2003, as a result of foreign exchange fluctuations. Net loss for the fourth quarter 2004 was $19.4 million, compared to $10.6 million for the fourth quarter 2003. The principal factors in this increase were higher R&D expense related to the advancement of DG031 and DG041, debt service, and the impact of foreign exchange fluctuations.

Company highlights over the past year include:

Drug Discovery and Development

•                  Heart attack: DG031. In 2004 we completed a successful Phase IIa clinical trial for our lead compound for the prevention of heart attack, the leading cause of death worldwide. DG031 is an inhibitor of FLAP, the protein encoded by a gene we have linked to a nearly twofold increased risk of heart attack. The trial demonstrated that DG031 can effectively reduce the synthesis of leukotriene B4, overproduction of which appears to be the principal biological process through which genetic predisposition leads to increased risk of the disease. The results of the trial also showed that DG031 can reduce other key biomarkers linked to risk of heart attack, including myeloperoxidase, C-reactive protein and serum amyloid A. Pending approval by the FDA, we intend to begin in the third quarter of 2005 a multicenter, multinational Phase III endpoint study to test DG031’s effectiveness in preventing second heart attacks in those who have already suffered one. By enrolling a cohort at high risk of a second cardiac event, and by incorporating the analysis of biomarker and genetic risk factors identified through our gene research and the Phase IIa trial, we believe we can conduct such a trial with a significantly smaller cohort and in a shorter period of time than would customarily be required.

•                  Heart attack: LTA4H inhibitor. At our medicinal chemistry subsidiary outside Chicago we are also developing a follow-on compound for DG031. This compound targets the LTA4 hydrolase, the product of a second gene in the leukotriene pathway which we have linked to significantly increased risk of heart attack. We aim to file an IND on such a compound by the end of 2005.

•                  Atherosclerosis: DG041. In January 2005 we submitted an IND application for DG041, our lead compound for the treatment and prevention of atherosclerosis of the legs, commonly know as peripheral arterial occlusive disease (PAOD). DG041 is a novel, first-in-class, orally-administered small molecule developed entirely through deCODE’s drug discovery capabilities. In preclinical studies, DG041 has been shown to be a selective and potent antagonist of the EP3 receptor for prostaglandin E2 (PGE2), inhibiting, in a dose-dependent manner, human platelet aggregation induced in vitro by PGE2. deCODE identified EP3 as a target in PAOD through its population genetics research, which linked variations in the gene encoding EP3 to a significantly increased risk of the disease. The IND for DG041 became effective in February 2005 and we expect to begin dosing in a Phase I clinical trial in March of this year.

•                  Asthma. In late 2004, deCODE signed an agreement under which it will conduct a Phase II information-rich clinical trial for a third-party compound as part of a drug development program in asthma. The compound targets the product of a gene deCODE has shown to play an important role in the development of asthma. The trial will leverage deCODE’s extensive population research in asthma and enrollment is expected to begin in the first half of 2005. Because of contractual restrictions, neither the name of the company nor of the compound was disclosed.

•                  Obesity. Under the company’s alliance with Merck to develop new treatments for obesity, Merck in late 2004 completed high throughput screening against one of the targets deCODE has validated through its population genetics work.

New partnerships

•                  PDE4 inhibitors for vascular disease/stroke. In November, deCODE and Roche formed a new three-year collaboration to develop and commercialize phosphodiesterase 4 (PDE4) inhibitors for the prevention and treatment of vascular disease, including stroke. The collaboration builds upon the progress made under the companies’ successful drug discovery partnership in stroke. Under the new agreement, deCODE is using its structure-based drug design capabilities to optimize lead compounds and begin development. The companies will share drug discovery and clinical trials costs, and deCODE may receive milestone payments and royalties based on drug sales.

•                  NIAID and infectious disease. In October, deCODE was awarded a five-year, $23.9 million contract by the National Institute of Allergy and Infectious Diseases (NIAID), part of the U.S. National Institutes of Health. Under the contract, deCODE is applying its population approach and resources to discover genetic factors associated with susceptibility to certain infectious diseases and with vaccine response. deCODE will work with the University of New Mexico (UNM) to conduct functional validation of biological pathways discovered through its genetics research. The National Center for Genome Resources (NCGR) will provide bioinformatics resources to make study information and results available to the scientific community.

•                  Autism. With support from The Simons Foundation, a New York-based organization supporting research in the basic sciences, deCODE in 2004 launched the first ever population-based study of the genetics of autism and autism spectrum disorders. deCODE has begun a population- and genome-wide gene discovery effort aimed at identifying the key genetic components of these disorders. This effort aims to provide insight into biology of these disorders, and may in turn clarify the role of environmental factors and contribute to the development of new methods of diagnosis and treatment.

Finance and Operations

•                  Senior convertible notes. In April 2004 the company completed the private placement of its 3.5% Senior Convertible Notes due 2011 to qualified institutional buyers. In addition to the $125,000,000 principal amount of Notes offered, the company issued a further $25,000,000 of Notes pursuant to the exercise of the over-allotment option by the initial purchasers of the Notes. The Notes are convertible into shares of deCODE common stock, at the option of the holder, at a price of $14.00 per share, which is equivalent to an initial conversion rate of approximately 71.43 shares per $1,000 principal amount of the Notes. deCODE may redeem the Notes beginning April 20, 2009.

•                  Cash position. At the close of 2004, the company had $198.3 million in cash and investments. This includes restricted cash, cash equivalents, marketable securities and other investments, and includes the net proceeds from the company’s $150 million convertible notes issue completed in April 2004. Excluding these proceeds, the company’s cash and investments decreased by $20.2 million from the end of 2003.

Personnel

•                  Göran Ando. In February 2004 deCODE appointed Göran Ando to its board of directors. Dr. Ando was until late 2004 the CEO of Celltech Group plc, and has brought to the board long experience in drug and business development in the pharmaceutical industry, including top-level positions at Pharmacia Corporation, Glaxo, as well as senior clinical and medical positions at Astra, Bristol-Myers and Pfizer.

•                  James Beery. James Beery joined the company’s board of directors in April 2004. Mr. Beery is Senior of Counsel in the London office of Covington & Burling, an international law firm, and for several years prior to joining that firm served as Senior Vice President and General Counsel of GlaxoSmithKline and of its predecessor company SmithKline Beecham. He brings to the board broad knowledge of the pharmaceutical industry and experience in corporate transactions, intellectual property, regulatory affairs and corporate governance.

•                  Sir John Vane (1927-2004). deCODE mourned the passing of Sir John Vane, an esteemed member of the company’s board of directors from 1997 until the time of his death in November 2004. Sir John brought with him unprecedented scientific credibility and experience gained through an extraordinary career in both academia and industry, as well as a constant passion for advancing biomedical research.

About deCODE

deCODE is a biopharmaceutical company applying its discoveries in human genetics to the development of drugs for common diseases. deCODE is a global leader in gene discovery — our population approach and resources have enabled us to isolate key genes contributing to major public health challenges from cardiovascular disease to cancer, genes that are providing us with drug targets rooted in the basic biology of disease. deCODE is also leveraging its expertise in human genetics and integrated drug discovery and development capabilities to offer innovative products and services in DNA-based diagnostics, bioinformatics, genotyping, structural biology, drug discovery and clinical development. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Conference Call Information

A conference call, during which deCODE President and CEO Kari Stefansson and CFO Lance Thibault will discuss the past year’s financial results and recent operating highlights, will be webcast tomorrow, Friday, March 4, at 8:00am EST/1:00 pm GMT. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, or through www.fulldisclosure.com. A replay of the call will be available on these websites for at least one week following the call. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 770998.

Condensed Consolidated Statements of Operations

	For the full-year ended December 31,		For the three months ended December 31,
	2004	2003	2004	2003
	in thousands, except share and per share amounts (unaudited)
Revenue	$42,127	$46,811	$11,188	$11,670
OPERATING EXPENSES
Cost of revenue, including collaborative revenue	43,407	45,870	11,486	10,260
Research and development - proprietary programs	24,942	17,596	8,749	5,796
Selling, general and administrative	20,187	17,178	5,996	5,097
Employee termination costs	0	951	0	45
Total operating expense	88,536	81,595	26,231	21,198

Operating loss	(46,409)	(34,784)	(15,043)	(9,528)
Interest income	2,903	1,151	997	254
Interest expense	(8,983)	(3,478)	(2,955)	(875)
Other non-operating income and (expense), net	(4,766)	1,988	(2,437)	(414)
Net loss	$(57,255)	$(35,123)	$(19,438)	$(10,563)
Basic and diluted net loss per share:	$(1.07)	$(0.68)	$(0.36)	$(0.20)
Shares used in computing basic and diluted net loss per share	53,422,931	51,507,869	53,616,548	52,016,169

Condensed Consolidated Balance Sheet Data

	At December 31, 2004	At December 31, 2003
	in thousands (unaudited)
Cash and investments, including restricted cash	$198,320	$74,669
Total assets	288,252	183,475
Total liabilities	235,856	90,068
Total shareholders’ equity	52,396	93,407

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission.  deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.